Exhibit 10.3

EMPLOYMENT AGREEMENT

1.	PARTIES: The Parties to this Employment Agreement (hereafter referred to as the “Agreement”) are DR. RONALD D. SUGAR (hereafter referred to as “Executive”) and NORTHROP GRUMMAN CORPORATION (hereafter referred to as “Northrop Grumman” or “the Company”).

2.	EMPLOYMENT: For the past several months, Executive has been employed by Northrop Grumman as Corporate Vice President and President of Litton Industries, Inc. (“Litton”), a wholly owned subsidiary of Northrop Grumman. Executive’s employment has been governed by the terms of several employment agreements, including but not limited to his Change of Control Employment Agreement and letter agreements dated June 21, 2000 and December 21, 2000 (hereafter collectively referred to as the “Litton Agreements”). Northrop Grumman and Executive now wish to terminate the Litton Agreements and to enter into new employment terms and conditions as set forth in this Agreement in connection with Executive’s election to the position of President and Chief Operating Officer of Northrop Grumman on September 19, 2001.

3.	TERM: The term of this Agreement shall commence as of September 19, 2001 (the “Effective Date”) and shall end three years thereafter, unless sooner terminated as hereinafter provided.

4.	POSITION AND DUTIES: Executive shall serve as President and Chief Operating Officer (or such other higher office to which Executive is elected) and shall be an elected officer of the Company. He will also continue as a member of the Company’s Board of Directors (the “Board”). Executive shall, during the term hereof:

	A.	have such duties and responsibilities as the Chief Executive Officer (“CEO”) of the Company shall designate that are consistent with the Executive’s position as President and Chief Operating Officer of the Company. The Executive shall perform such duties and responsibilities in accordance with the practices and policies of the Company as are in effect from time to time. While employed as President and Chief Operating Officer, the Executive shall report exclusively to the CEO.

	B.	devote all of his business time (excluding periods of vacations and absences made necessary because of illness or other traditionally approved leave purposes), energy and skill in the performance of his duties with the Company; provided, however, that the foregoing will not prevent the Executive from (i) participating in charitable, civic, educational, professional, community or industry affairs or serving on the boards of directors or advisory boards of other companies, and (ii) managing his and his family’s personal investments.

5.	COMPENSATION AND BENEFITS: During the term of this Agreement, the following terms shall apply:

	A.	Base Salary: Executive’s base salary during the term of this Agreement shall be no less than $750,000 per year, which amount shall be subject to periodic increases, but not decreases, in accordance with the Company’s normal salary review process.

	B.	ICP Bonus: Commencing on the Effective Date, Executive shall participate in the Incentive Compensation Plan (“ICP”), a bonus plan for elected officers of the Company. His target bonus under this plan shall be 70%. He shall receive a pro-rata ICP bonus for the period of time from the Effective Date through December 31, 2001. This pro-rata ICP bonus shall be paid at the time that other elected officers receive their ICP bonuses in 2002.

	C.	Pro-Rata Bonus: For the period April 3, 2001 to the Effective Date, Executive shall receive a pro-rata bonus. The pro-rata calculation shall be made by using a fraction, the numerator of which is the number of days since April 3, 2001 to the Effective Date, and the denominator of which is 365, multiplied times $775,000, for a total pro-rata bonus of $358,836. This pro-rata bonus shall be paid at the time that elected officers receive their ICP bonuses in 2002, but no later than March 31, 2002. Executive acknowledges that payment of this bonus, combined with other bonuses previously paid to him, fully satisfies all requirements in his Litton Agreements to pay him bonuses for his services through the Effective Date.

D.	Benefits: Executive is currently covered by benefit plans of Litton. Executive shall continue to be covered by his current Litton pension plans (including the Litton Industries Inc. Retirement Plan B, the Litton Industries Inc. Restoration Plan, the Litton Financial Security and Savings Program and the Litton Industries Inc. Supplemental Executive Retirement Plan)(the “Litton pension plans”) as well as various Litton welfare plans through December 31, 2001. The Company acknowledges that Executive is fully vested in the Litton Industries Inc. Restoration Plan and the Litton Industries Inc. Supplemental Executive Retirement Plan by virtue of his June 21, 2000 letter agreement. Effective January 1, 2002, Executive shall no longer accrue benefits (except with respect to vesting service in the qualified plan) under the Litton pension plans nor participate in the Litton welfare plans, but rather shall participate in the Northrop Grumman welfare plans and commence benefit accruals under the Northrop Grumman pension plans in which Northrop Grumman elected officers who are direct reports to the Company’s CEO participate. These plans include, but are not limited to, the Northrop Grumman Retirement Plan, the Northrop Grumman Savings and Investment Plan, and three non-qualified supplemental executive retirement plans known as “ERISA 1”, “ERISA 2” and the “CPC SERP.” As of the Effective Date, Executive shall be credited with five years of vesting service (but not benefit service) under each of the three non-qualified supplemental executive retirement plans.

	E.	Stock and Stock Options: As of the Effective Date, Executive has been awarded a grant of 30,000 non-qualified stock options and 10,000 Restricted Performance Stock Rights (“RPSRs”). These options and RPSRs shall be subject to the terms and conditions of the Company’s 2001 Long Term Incentive Stock Plan (“LTISP”), the Guide to Administration for the LTISP (“Guide”) and the grant certificates provided to Executive. Executive shall also be eligible to receive future grants under the LTISP in accordance with the Company’s normal practice of awarding such grants to elected officers.

6.	PERQUISITES: Executive shall continue to be eligible for his current Litton perquisites through December 31, 2001. Effective January 1, 2002,Executive shall be eligible for the perquisites provided to Company elected officers who are direct reports to the Company’s CEO. These perquisites, which are periodically modified by the Company, are listed on Exhibit A of this Agreement. Notwithstanding Exhibit A, Executive’s Financial Planning and Income Tax Preparation Benefit shall be subject to a maximum of $15,000 (not $9,000) per year. In addition, Executive shall be entitled to four weeks vacation per year.

7.	RETIREE MEDICAL BENEFIT: Executive shall be eligible to participate in the Special Officer Retiree Medical Program on the same terms and conditions as other elected officers. That program currently provides lifetime medical benefits to elected officers who retire and to their spouses, if the Executive has at least 5 years of service as an elected officer. The program further provides that it may be modified or terminated by the Company at any time. Executive’s service as an elected officer commenced April 3, 2001.

In the event that the Executive is not eligible to receive medical benefits under the Special Officer Retiree Medical Program, the Company will make the benefits otherwise provided under such program available to Executive and his spouse (during the lifetime of each) provided that the Executive (or, after his death, his spouse) reimburses the Company for the full premium for such coverage.

8.	SPECIAL AGREEMENT: As of the Effective Date, Executive shall be provided with a March 2000 Special Agreement (“Special Agreement”) with the Company providing the same protection for Executive in the event of a Change in Control of the Company as is provided to other elected officers.

9.	TERMINATION OF LITTON AGREEMENTS: Executive hereby waives and relinquishes any and all rights and benefits he may have under his Litton Agreements, and he agrees not to make any claim, now or in the future, for benefits under the Litton Agreements. Executive acknowledges that he has been paid all sums due under the terms of those Agreements with the exception of the pro-rata bonus referenced in Section 5.C. of this Agreement. Executive and Northrop Grumman hereby agree to terminate the Litton Agreements in their entirety as of the Effective Date; provided, however, that this termination shall not affect Executive’s rights to any pension benefits in which he is vested by virtue of the Litton Agreements.

10.	SPECIAL RETENTION BENEFITS: As of the Effective Date, Executive has been awarded a grant of 66,480 Restricted Stock Rights (“RSRs”). One third of these RSRs shall vest on September 18, 2002, one third shall vest on September 18, 2003, and the remaining one third shall vest on September 18, 2004; provided, however, that in the event Executive’s employment is terminated for any of the following reasons, all remaining RSRs shall vest and all shares not yet issued pursuant to the grant certificate shall be issued as of the date of such termination: (i) the death of Executive; or (ii) Executive’s “Disability” (as hereinafter defined); or (iii) termination by Northrop Grumman without “Cause” (as hereinafter defined); or (iv) termination by Executive for “Good Reason” (as hereinafter defined); provided further, that the Company shall have the right to pay equivalent cash value in lieu of issuing all or a portion of the shares of stock required by this Section 10. Except as otherwise modified by this Section 10, the RSR grant shall be governed by the terms of the LTISP, the Guide, and the grant certificate.

11.	TERMINATION OF EMPLOYMENT BY THE COMPANY:

	A.	The Company shall have the right to terminate Executive’s employment at any time, with or without Cause, upon giving at least 10 day’s advance written notice to the Executive of the date when such termination shall become effective. If the Company terminates Executive’s employment without “Cause” (as that term is defined below), then Executive shall receive, within 30 days after he signs a release (substantially in the form of Exhibit C hereto) which is not revoked, the Accrued Obligations (as defined below) (with the exception of certain benefits under Accrued Obligations, which will be paid as soon as administratively practicable), and all of the Special Severance Benefits set forth in Sections 15.A and 15.C of this Agreement, and the Benefit Continuation set forth in Section 15.B shall commence as of the date of such termination.

For purposes of this Agreement, “Cause” shall mean the occurrence of either or both of the following: (i) the willful misconduct by the Executive with regard to the Company that is significantly injurious to the Company, provided, however, that no act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interests of the Company; or (ii) the conviction of the Executive of (or the pleading by the Executive of nolo contendere to)

any felony (other than traffic related offenses or as a result of vicarious liability).

B.	Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless the provisions of this paragraph B are complied with. Executive shall be given written notice by the CEO of the intention to terminate him for Cause, and he shall then be entitled to a meeting before the Board to present his position, provided he requests in writing such a meeting within ten calendar days of his receipt of the written notice from the CEO of the intention to terminate him. Following such a meeting, if Executive is then furnished written notice by the Board confirming that, in its judgment, grounds for Cause on the basis of the original notice exist, Executive shall thereupon be terminated for Cause, which determination shall be subject to review by the arbitrator on a de novo basis.

C.	In the event that Executive is terminated for “Cause,” Executive will be entitled to receive only (w) any unpaid base salary through the date of termination and any accrued vacation; (x) any unpaid bonus for services rendered during the calendar year prior to the calendar year in which the termination occurs; (y) reimbursement for any unreimbursed expenses incurred through the date of termination; and (z) all other payments, benefits or fringe benefits to which the Executive may be entitled subject to, and in accordance with, the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant (including, but not limited to, any then vested stock options, RPSRs or RSRs) (collectively, (w) through (z) are referred to as “Accrued Obligations”), and will not receive any of the Special Severance Benefits set forth in Section 15.

12.	TERMINATION OF EMPLOYMENT BY DEATH OR DISABILITY OF EXECUTIVE:

	A.	Death: In the event that Executive dies during the term of this Agreement, this Agreement shall automatically terminate as of the date of death without further obligation on the part of the Company, except that the Company shall pay to Executive’s estate, within 30 days of death, the Accrued Obligations (with the exception of certain benefits under certain Accrued Obligations, which shall be paid as soon as administratively practicable), all of the Special Severance Benefits set forth in Sections 15.A and 15.C of this Agreement, and the Benefit Continuation set forth in Section 15.B shall apply to his eligible dependents commencing as of the date of death.

	B.	Disability: If the Executive’s employment terminates by reason of his Disability (as defined below) during the term of this Agreement, this

Agreement shall terminate without further obligation to Executive, except that the Company shall provide to Executive, within 30 days after he signs a release (substantially in the form of Exhibit C hereto) which is not revoked, the Accrued Obligations (with the exception of certain benefits under Accrued Obligations, which shall be paid as soon as administratively practicable), and all of the Special Severance Benefits set forth in Sections 15.A and 15.C of this Agreement, and the Benefit Continuation set forth in Section 15.B shall commence as of the date of such termination. For purposes of this Agreement, “Disability” shall be defined as the inability of the Executive to perform his material duties hereunder due to the same or a related physical or mental injury, infirmity or incapacity for 180 days in any 365-day period. The Company may terminate the Executive for a Disability as of the end of the aforementioned period or at any time thereafter during which the Disability continues upon 30 days prior written notice provided the Executive has not returned to full time employment prior to the end of such 30-day period.

13.	TERMINATION OF EMPLOYMENT BY EXECUTIVE FOR GOOD REASON: Executive shall have the right to terminate his employment with Northrop Grumman for “Good Reason” as that term is defined below. If he terminates his employment for “Good Reason,” the Executive shall receive, within 30 days after he signs a release (substantially in the form of Exhibit C hereto) which is not revoked, the Accrued Obligations (with the exception of certain benefits under

Accrued Obligations which shall be paid as soon as administratively practicable), and all of the Special Severance Benefits set forth in Sections 15.A and 15.C of this Agreement, and the Benefit Continuation in Section 15.B shall commence as of the date of such termination. For purposes of this Agreement, “Good Reason” shall mean without the Executive’s express written consent, the occurrence of any one or more of the following:

A.	failure of the Company to elect Executive to the position of CEO on or before March 1, 2003;

B.	the election of a person other than Kent Kresa or Executive as CEO of the Company;

C.	the election of a Company employee other than Kent Kresa or Executive as Chairman of the Board of Northrop Grumman (the election of a non-employee to be Chairman shall not be “Good Reason”);

D.	any reduction or diminution in the Executive’s then titles or positions (including as a Director), a material reduction in the nature or status of the Executive’s then authorities, duties, and/or responsibilities (when such authorities, duties, and/or responsibilities are viewed in the aggregate), other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

provided that Good Reason will be deemed to exist if the Executive’s reporting relationship is changed such that the Executive does not report to the Company’s CEO;

E.	a reduction by the Company of the Executive’s base salary as in effect on the Effective Date, or as the same shall be increased from time to time;

F.	any material failure by the Company to comply with any of the provisions of this Agreement, other than isolated and inadvertent failure(s) not occurring in bad faith and remedied by the Company promptly after receipt of notice thereof given by the Executive;

G.	the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under this Agreement, as contemplated in Section 19 herein;

Provided, however, that after April 30, 2003, Executive shall only be entitled to terminate for “Good Reason” for the reasons set forth in Paragraphs D, E, F and G of this Section 13.

Should Executive desire to terminate his employment for “Good Reason,” he shall first give at least 30 days prior written notice of his intent to so terminate to the CEO of the Company, and give the Company an opportunity to cure the event giving rise to “Good Reason.”

14.

TERMINATION OF EMPLOYMENT WITHOUT GOOD REASON: The Executive shall have the right to terminate his employment with Northrop Grumman at any time without Good Reason by giving written notice to the CEO at least thirty days in advance of such termination. In the event that Executive’s employment with the Company is terminated during the term of this Agreement by Executive without Good Reason, Executive shall not be entitled to any additional payments or benefits hereunder, other than Accrued Obligations.

15.	SPECIAL SEVERANCE BENEFITS: In the event Executive’s employment terminates due to his death or Disability, or if he is terminated by Northrop Grumman without “Cause,” or if he terminates employment for “Good Reason,” then he shall be entitled to receive the following Special Severance Benefits, provided, however, that he first signs a release of claims in a form substantially similar to Exhibit C:

	A.	Salary and Bonus: A payment equal to the sum of (i) one times the Executive’s current annual base salary and (ii) the highest of any of the following: (x) Executive’s target bonus percentage under the ICP multiplied by his then current annual base salary; or (y) the last bonus paid to Executive under the ICP prior to his termination; or (z) $775,000, and

(iii) a pro-rata portion of the Executive’s target bonus under the ICP for the calendar year in which the Executive’s termination occurs (determined by multiplying such amount by a fraction, the numerator of which is the number of days during the calendar year in which the termination occurs, and the denominator of which is 365).

B.	Benefit Continuation: Three years of continued coverage for Executive and his eligible dependents under the Company’s medical, dental, vision and life insurance plans and programs applicable to Executive at the time of his termination, on the same terms and conditions as apply to other elected officers during this three-year period.

C.	Other Benefits: In addition to the benefits noted above, the following additional benefits shall be paid Executive: (i) a lump sum payment equal to three times the value of his annual car allowance; (ii) continuation of his then current financial planning benefits through the end of his third financial planning year; (iii) the income tax preparation reimbursement benefit for the year in which he terminates employment and for the following two full calendar years; and (iv) outplacement benefits provided through an outside provider selected by the Executive, at a cost not to exceed $50,000 in total.

The foregoing severance benefits shall be offset by any severance benefits Executive is entitled to receive under any other Company plan, program, practice or agreement.

16.	GROSS-UP FOR SECTION 280G PURPOSES: In the event that the Executive becomes or has already become entitled to payments and/or benefits or any other amounts in the “nature of compensation” which would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), (including without limitation as a result of this Agreement, the Litton Agreements (including the Change in Control Employment Agreement) or any other plan, arrangement or agreement with the Company or any affiliate (including Litton), or from any person whose actions result in a change of ownership or effective control of the Company or Litton covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or Litton or such person), the provisions of Exhibit B shall apply. For purposes of Exhibit B, the term “Change in Control” shall mean a change of ownership or effective control (as such terms area used in Section 280G and the proposed regulations thereunder) heretofore or hereafter of the Company or Litton.

17.	NO MITIGATION; NO OFFSET: Except as set forth in this Agreement, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment thereunder be reduced by any compensation earned by the Executive as a result of employment by another employer.

18.	TRADE SECRETS: In the course of performing his duties for his former employer Litton and for the Company, Executive will receive, and acknowledges that he has received, confidential information, including without limitation, information not available to competitors relating to the Company’s existing and contemplated financial plans, products, business plans, operating plans, research and development information, and customer information, all of which is hereinafter referred to as “Trade Secrets.” Executive agrees that he will not, either during his employment or subsequent to the termination of his employment with the Company, directly or indirectly disclose, publish or otherwise divulge any Northrop Grumman or Litton Trade Secrets to anyone outside the Company, or use such information in any manner which would adversely affect the business or business prospects of the Company; provided, however, that the foregoing shall not preclude Executive from complying with due legal process or governmental inquiry or from taking actions or making disclosures while employed by the Company in good faith performance of his duties and obligations hereunder. Executive further agrees that if, at the time of the termination of his employment with the Company, he is in possession of any documents or other written or electronic materials constituting, containing or reflecting Trade Secrets, he will return and surrender all such documents and materials to the Company upon leaving its employ. The restrictions and protection provided for in this paragraph shall be in addition to any protection afforded to Trade Secrets by law or equity.

19.	INVENTIONS: Executive agrees that all inventions, discoveries and improvements, and all new ideas for manufacturing and marketing products or services of the Company, which Executive has conceived during his prior employment with Litton or may conceive while employed by the Company, whether during or outside business hours, on the premises of the Company or elsewhere, alone or in collaboration with others, or which he has acquired or may acquire from others, whether or not the same can be patented or registered under patent, copyright, or trademark laws, shall be and become the sole and exclusive property of the Company. Executive agrees to promptly disclose and fully acquaint his management with any such inventions, discoveries, improvements and ideas which he has conceived, made or acquired, and shall, at the request of the Company, make a written disclosure of the same and execute such applications, assignments, and other written instruments as may reasonably be required to grant to the Company sole and exclusive right, title and interest thereto and therein and to enable the Company to obtain and maintain patent, copyright and trademark protection therefore.

20.	NON-SOLICITATION AND NON-DISPARAGEMENT:

	A.	For a period of one year following Executive’s termination of employment, Executive shall not, directly or indirectly, through aid, assistance or counsel, on his own behalf or on behalf of another person or entity (i) solicit or offer to hire any person who was, within a period of six months prior to Executive’s termination, employed by the Company, or (ii) by any means issue or communicate any public statement that may be critical or disparaging of the Company, its products, services, officers, directors or employees; provided the foregoing shall not apply to truthful statements made in compliance with legal process or governmental inquiry.

	B.	For a period of one year following Executive’s termination from employment, the Company shall not by any means issue or communicate any public statement that may be critical or disparaging of the Executive, provided the foregoing shall not apply to truthful statements made in compliance with legal process, governmental inquiry or as required by legal filing or disclosure requirements.

21.	ASSIGNMENT: This Agreement is personal to Executive and shall not be assigned by him. However, this Agreement shall be binding upon any entity succeeding to all or substantially all of the assets or business of the Company, whether by merger, consolidation, acquisition or otherwise and may not otherwise be assigned by the Company.

22.	TAX WITHHOLDING: The Company shall be entitled to withhold from any amounts payable pursuant to this Agreement all taxes as legally shall be required (including without limitation United States federal taxes, and any other state, city or local taxes).

23.	SAVINGS CLAUSE: If any provision under this Agreement or its application is adjudicated to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application.

24.	ENTIRE AGREEMENT: This Agreement represents the complete agreement and understanding between Executive and the Company pertaining to the subject matters contained herein, and supersedes all prior agreements or understandings, written or oral, between the Parties with respect to such subject matters.

25.	INDEMNIFICATION: The Company hereby covenants and agrees to indemnify the Executive and hold him harmless to the fullest extent permitted by law and under the By-laws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of his duties and obligations with the Company or with Litton (including service prior to the Effective Date hereof). The Company, within 30 days of presentation of invoices, shall advance to the Executive reimbursement of all legal fees and disbursements incurred by the Executive in connection with any potentially indemnifiable matter; provided, however, that in order to receive such advanced fees and disbursements, Executive must first sign an undertaking reasonably satisfactory to the Company that he will promptly repay the Company all advanced fees and disbursements in the event it is finally determined that Executive cannot be indemnified for the matter at issue under applicable law or Company By-laws; and provided further, that Executive shall consult with the Company prior to selecting his counsel and shall make a reasonable effort to select counsel reasonably acceptable to the Company.

26.	LIABILITY INSURANCE: The Company shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists (but no less than six years), after the term of this Agreement in the same amount and to the same extent, if any, as the Company covers its other officers and directors.

27.	ARBITRATION: Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator in the State of California (in the major city nearest Executive’s residence) in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The arbitrator may, but need not, award the prevailing party in any dispute (as determined by the arbitrator) its or his legal fees and expenses.

28.	SURVIVAL OF CERTAIN PROVISIONS. The following provisions of this Agreement shall survive and continue to be in effect to the extent applicable following Executive’s termination of employment: Section 7 (retiree medical benefit); Section 10 (special retention benefits); Section 11 (termination of employment by the Company); Section 12 (termination of employment by death or disability of Executive); Section 13 (termination of employment by Executive for good reason); Section 14 (termination of employment without good reason); Section 15 (special severance benefits); Section 16 (gross-up for Section 280G purposes); Section 17 (no mitigation; no offset); Section 18 (trade secrets); Section 19 (inventions); Section 20 (non-solicitation and non-disparagement); Section 22 (tax withholding); Section 25 (indemnification); Section 26 (liability insurance); and Section 27(arbitration). The survival of Section 16 shall also cover payments or benefits received after the termination of employment and this

Agreement if resulting from a Change in Control (as defined in Section 16) prior to such termination.

29.	GOVERNING LAW: This Agreement shall be construed in accordance with and governed by the laws of the State of California without regard to principles of conflict of law.

Dated:	Executive

By Ronald D. Sugar

Dated:	NORTHROP GRUMMAN CORPORATION

By:

Exhibit A to Employment Agreement

Executive Perquisites for Elected Officers Who Report to the CEO

Deferred Compensation Plan
Executive Life Insurance—three times base salary, up to a maximum of $600,000
Executive Accidental Death and Dismemberment Insurance—6 times base salary, up to a maximum of $1,000,000
Travel Accident Insurance
Long Term Disability—covers 65% of base pay up to a maximum of $15,000 per month including social security
Executive Medical—covers 100% of covered charges for Executive and dependents
Executive Dental—covers 100% of covered benefits for Executive and dependents with a $2,000 annual maximum
Annual Executive Physical Exam
Personal Liability Insurance of $5,000,000
Car Allowance of $15,000 per year
Financial Planning and Income Tax Preparation Benefit—covers 100% of combined charges up to a maximum of $9,000 per year
First Class Air Travel
Payment for Two Airline Clubs
Reimbursement for Two Private Club Membership up to $5,000 per year

These perquisites are periodically modified by the Company.

Exhibit B: Gross-Up Provisions

            Equalization Payment. If upon or following a Change in Control, the tax imposed by Section 4999 of the Code or any similar or successor tax (the “Excise Tax”) applies, solely because of the Change in Control, to any payments, benefits and/or amounts received by the Executive as Severance Benefits or otherwise, including without limitation, any fees, costs and expenses paid under this Agreement and/or any amounts received or deemed received, within the meaning of any provision of the Code, by the Executive as a result of (and not by way of limitation) any automatic vesting, lapse of restrictions and/or accelerated target or performance achievement provisions, or otherwise, applicable to outstanding grants or awards to the Executive under any of the Company’s incentive plans, including without limitation, the 1993 Long Term Incentive Stock Plan, the 1987 Long Term Incentive Plan and the 1981 Long-Term Incentive Plan, the Company shall pay to the Executive in cash an additional amount or amounts (the “Gross-Up Payment(s)”)) such that the net amount retained by the Executive after the deduction of any Excise Tax on such payments, benefits and/or amounts so received and any Federal, state and local income tax and Excise Tax upon the Gross-Up Payment(s) provided for by this Section shall be equal to such payments, benefits and/or amounts so received had they not been subject to the Excise Tax. Such payment(s) provided for by this Section shall be equal to such payments, benefits and/or amounts so received had they not been subject to the Excise Tax. Such payment(s) shall be made by the Company to the Executive as soon as practicable following the receipt or deemed receipt of any such payments, benefits and/or amounts so received, and may be satisfied by the Company making a payment or payments on Executive’s account in lieu of withholding for tax purposes but in all events shall be made within thirty (30) days of the receipt or deemed receipt by the Executive of any such payment, benefit and/or amount.

            Tax Computation. For purposes of determining whether any payments, benefits and/or amounts, including amounts paid as Severance Benefits, will be subject to Excise Tax, and the amount of any such Excise Tax:

(a)	Any other payments, benefits and/or amounts received or to be received by the Executive in connection with or contingent upon a Change in Control of the Company or the Executive’s termination of employment, (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, or with any Person whose actions result in a Change in Control of the Company or any person affiliated with the Company or such Persons) shall be combined to determine whether the Executive has received any “parachute payment” within the meaning of Section 280G(b)(2) of the code, and if so, the amount of any “excess parachute payments” within the meaning of Section 280(G)(b)(1) that shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company’s independent auditors and acceptable to the Executive, such other payments, benefits and/or amounts (in whole or in part) do not constitute parachute payments, or such excess parachute payments represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

(b)	The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code.

For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made. Such highest marginal rate shall take into account the loss of itemized deduction by the Executive and shall also include the Executive’s share of the hospital insurance portion of FICA and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Effective Date of termination, net of the maximum reduction in Federal income taxes that could be obtained from the deduction of such state and local taxes.

            Subsequent Recalculation. In the event the Internal Revenue Service adjusts the computation of the Company under this Section herein, so that the Executive did not receive the greatest net benefit, the Company shall reimburse the Executive as provided herein for the full amount necessary to place the Executive in the same after-tax position as he would have been in had no Excise Tax applied.

EXHIBIT C

RELEASE AGREEMENT

1.	PARTIES: The parties to this Release Agreement (referred to hereafter as “Agreement”) are DR. RONALD D. SUGAR (referred to hereafter as “Executive”) and NORTHROP GRUMMAN CORPORATION (referred to hereafter as “Northrop Grumman” or the “Company”).

2.	RECITALS: This Agreement is made with reference to the following facts:

	2.1	Executive and Northrop Grumman are parties to an Employment Agreement, one of the terms of which provides Executive, under certain conditions, with Special Severance Benefits in exchange for a release.

	2.2	This Agreement is the release Executive is required to sign in order to receive those Special Severance Benefits.

3.	CONSIDERATION: In exchange for the Executive’s agreement to abide by all of the terms of this Agreement, Northrop Grumman will provide Executive with the Special Severance Benefits set forth in Section 15 of the Employment Agreement.

4.	COMPLETE RELEASE: In consideration of the promises contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, Executive does hereby acknowledge full and complete satisfaction of and does hereby agree to release, absolve and discharge Releasees (as defined below) from all claims, causes of action, demands, damages or costs he may have against Releasees on behalf of himself or others arising prior to the date he signs this Agreement. “Releasees” shall mean the Company, its subsidiaries, affiliated and related companies, past, present and future, and each of them, as well as its and their employees, officers, directors, and agents (in their capacities as employees, officers, directors and agents), past and present, and each of them in such capacities.

	4.1	This waiver and release includes, but is not limited to, any rights, claims, causes of action, demands, damages or costs arising under the Age Discrimination in Employment Act, which prohibits discrimination in employment based on age, and retaliation; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, religion, sex or national origin, and retaliation; the Americans with Disabilities Act, which prohibits discrimination based on disability and retaliation; the California Fair Employment and Housing Act, which prohibits discrimination in employment based on race, color, religion, sex, national origin, ancestry, physical disability, mental disability, medical condition, marital status or age, and retaliation; or any other federal, state or local laws or regulations prohibiting employment discrimination or retaliation whether such claim be based upon an action filed by Executive or by any governmental agency.

4.2	This waiver and release also includes, but is not limited to, any rights, claims, causes of action, demands, damages or costs arising under Executive’s Employment Agreement, or in relation to the Company’s employee handbook and personnel policies, or any oral or written representations or statements made by officers, directors, lawyers, employees or agents of the Company, past and present, and each of them, or under any state or federal law regulating wage, hours, compensation or employment, or any claim for retaliation, wrongful discharge, breach of contract, breach of the implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, intentional or negligent misrepresentation, or defamation.

4.3	This waiver and release also includes, but is not limited to, any rights, claims, causes of action, demands, damages or costs arising under or in relation to any severance plan, program, or arrangement.

4.4	This waiver and release also includes, but is not limited to, any rights, claims, causes of action, demands, damages or costs arising under the federal False Claims Act.

4.5	This release covers both claims that Executive knows about and those he may not know about. Executive hereby specifically waives and relinquishes all rights and benefits provided by Section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance of this specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

4.6	Notwithstanding the provisions of Section 1542 and for the purpose of implementing a full and complete release, Executive expressly acknowledges that this Agreement is intended to include all claims which he does not know or suspect to exist in his favor at the time of his signature on the Agreement, and that this Agreement will extinguish any such claims

4.7	Notwithstanding anything to the contrary herein, this Agreement does not waive or release: (i) any rights or claims which Executive may have under the Age Discrimination in Employment Act or other laws which arise after the date he signs this Agreement, (ii) any rights or claims Executive may have under his Employment Agreement with the Company which survive termination of employment; (iii) any rights Executive may have for indemnification from the Company; (iv) any rights which Executive may have under the Company’s Directors and Officers liability insurance policy; (v) any rights Executive may have under stock grants provided to him by the Company; (vi) any rights Executive may have as a shareholder of Northrop Grumman; and (vii) any rights Executive may have to vested benefits under any Company employee benefit plan.

5.	ARBITRATION: Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator in the State of California (in the major city nearest Executive’s residence) in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The arbitrator may, but need not, award the prevailing party in any dispute (as determined by the arbitrator) its or his legal fees and expenses.

6.	PERIOD FOR REVIEW AND CONSIDERATION OF AGREEMENT; ADVICE OF COUNSEL: Executive agrees and understands that he has been given a period of twenty-one (21) calendar days from his receipt of this Agreement to review and consider this Agreement before signing it. Executive further understands that he may use as much of this review period as he wishes prior to signing; he can sign this Agreement at any time prior to the expiration of the twenty-one calendar day period. At the end of this period, this offer of Special Severance Benefits will be deemed automatically withdrawn if not earlier signed by Executive and delivered to the Company. Executive is advised and encouraged to consult with his own legal counsel prior to signing this Agreement.

7.	RIGHT TO REVOKE AGREEMENT: Executive may revoke this Agreement within seven (7) calendar days of signing it. Revocation can be made by delivering a written notice of revocation to Chief Human Resources Officer, Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, CA 90067. For this revocation to be effective, written notice must be received by the Chief Human Resources Officer no later than 5:00 p.m. PST on the seventh calendar day after Executive signs this Agreement. If Executive revokes this Agreement, it shall not be effective or enforceable, and Executive will not receive the benefits described in Section 3 of this Agreement.

8.	NON-ADMISSION OF LIABILITY: Nothing contained herein shall be construed as an admission by either Executive or by Northrop Grumman of liability of any kind.

9.	SEVERABILITY: The provisions of this Agreement are severable, and if any part of it is found to be illegal or invalid and thereby unenforceable, the validity of the remaining parts, terms or provisions shall not be affected and shall remain fully enforceable. The unenforceable part, term or provision shall be deemed not to be a part of this Agreement.

10.	SOLE AND ENTIRE AGREEMENT: Except as otherwise expressly set forth herein, this Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all discussions, prior agreements or understandings between the parties hereto pertaining to the subject matter of this Agreement.

11.	GOVERNING LAW: This Agreement shall be interpreted and enforced in accordance with the laws of the State of California without regard to rules regarding conflicts of law.

EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS, CONFER WITH COUNSEL, AND TO CAREFULLY CONSIDER ALL OF THE PROVISIONS OF THIS AGREEMENT BEFORE SIGNING IT. HE FURTHER AGREES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EXECUTIVE

DATED:	BY:

NORTHROP GRUMMAN CORPORATION

DATED:	BY:
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